UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LOOKSMART, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

LOOKSMART, LTD.

625 Second Street

San Francisco, California 94107

To the Stockholders (including CDI holders) of LookSmart, Ltd.:

A special meeting of the stockholders of LookSmart, Ltd. (“LookSmart” or the “Company”) will be held at LookSmart’s corporate headquarters located at 625 Second Street, San Francisco, California, 94107 at              a.m. local time on                 ,                 , 2005 (the “Special Meeting”), for the following purposes:

1. To approve a series of amendments to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at the discretion of our board of directors, whereby each outstanding three, five or seven shares of our common stock would be combined into and become one share of our common stock (the “Proposed Amendments”). If approved, the Board of Directors will have the discretion to effect one of such Proposed Amendments and abandon the other Proposed Amendments or to abandon of all of the Proposed Amendments as permitted under Section 242(c) of the Delaware General Corporation Law.

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement is being issued in connection with the solicitation of a proxy by the Board of Directors for use at the Special Meeting. You are entitled to notice of, and to vote at, the Special Meeting, or any adjournments or postponements thereof, only if you were a stockholder or a CDI holder of record at the close of business on September 21, 2005.

All stockholders are cordially invited to attend the Special Meeting in person. Regardless of whether you plan to attend the meeting, we request that you submit a proxy to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Special Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may still vote in person if you attend the meeting, even if you have returned your proxy, provided that you affirmatively indicate your intention to vote your shares in person. Please note, however, that if a brokerage firm, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a valid legal proxy issued in your name.

By Order of the Board of Directors

Stacey Giamalis
Senior Vice President, General Counsel and Secretary

LOOKSMART, LTD.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2005

General

We are furnishing this proxy statement to stockholders of record of LookSmart, Ltd. (“LookSmart” or the “Company”) in connection with the solicitation of proxies for use at the special meeting of stockholders of the Company to be held on             ,             , 2005, at         a.m., local time, at LookSmart’s corporate headquarters located at 625 Second Street, San Francisco, California, 94107, and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Special Meeting of Stockholders (the “Special Meeting”). At the Special Meeting, stockholders will be asked to vote on a series of amendments to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at the discretion of our board of directors, whereby each outstanding three, five or seven shares of our common stock would be combined into and become one share of our common stock (the “Proposed Amendments”). The effectiveness of one of such Proposed Amendments and the abandonment of the other Proposed Amendments, or the abandonment of all of the Proposed Amendments, will be determined by our board of directors in its discretion following the Special Meeting, as permitted under Section 242(c) of the Delaware General Corporation Law. The forms of the Proposed Amendments to effect the reverse stock split are attached to this proxy statement as Appendices A-1, A-2 and A-3 (the “Proposed Amendments”).

Our common stock is traded on the Nasdaq National Market and our Chess Depository Interests (CDIs) are traded on the Australian Stock Exchange (ASX). CDIs are exchangeable, at the option of the holder, into shares of our common stock. Currently, CDIs are convertible into shares of our common stock at a ratio of 1:1.

The Notice of Special Meeting of Stockholders, this proxy statement and the enclosed form of proxy are first being mailed to all holders of our common stock and CDIs entitled to vote at the meeting on or about             , 2005.

Voting Securities, Quorum and Vote Required

Only holders of record of LookSmart common stock or CDIs as of the close of business on September 21, 2005 (the “Record Date”) are entitled to receive notice of and to vote at the Special Meeting. On the Record Date, there were                      shares of common stock outstanding, constituting all of the outstanding voting securities of the Company. Stockholders are entitled to one vote for each share of common stock and each CDI they held as of the Record Date.

A quorum of stockholders is necessary to hold a valid Special Meeting. A quorum will exist at the Special Meeting if the holders of record as of the Record Date of a majority of the number of shares of common stock outstanding as of the Record Date are present in person or represented by proxy at the Special Meeting. Abstentions and “broker non-votes” are counted for purposes of determining whether a quorum is present.

Approval of the Proposed Amendments requires the affirmative vote of a majority of the number of shares of common stock outstanding as of the Record Date. Abstentions and “broker non-votes” will have the effect of a vote against the Proposed Amendments. A “broker non-vote” occurs when a broker or other nominee does not have discretionary voting power with respect to a particular proposal and has not received instructions from the beneficial owner of the shares. Generally, brokers have discretion to vote shares on what are deemed to be routine matters, which, in most cases, include the approval of reverse stock splits.

Voting Procedures

Each holder of record of LookSmart common stock or CDI at the close of business on the Record Date is entitled to one vote for each share or CDI, respectively, held of record at the close of business on the Record Date on all matters to be voted on at the Special Meeting. Stockholders of record may vote their shares in person at the

Special Meeting, by submitting a properly completed proxy card or by following the instructions regarding Internet or telephone voting contained in the included proxy card. Stockholders who hold shares beneficially in street name may instead receive a voting instruction form that they can use to instruct their brokerage firm, bank or other nominee how to vote their shares. We recommend you vote by proxy even if you plan to attend the meeting.

If you submit a proxy that does not specify any of a vote, an abstention or an instruction to withhold authority, the shares represented by that proxy will be voted FOR the Proposed Amendments. If any other matters are properly brought before the Special Meeting, and you submit the enclosed proxy card, a voting instruction form, or if you submit your proxy over the Internet or by telephone, you will give discretionary authority to the persons named as proxies to vote the shares represented by the proxy in their discretion on such other matters.

How to Vote by Proxy

You may vote by proxy by:

Internet — Stockholders of record of LookSmart common stock with Internet access may submit proxies by following the “Internet Voting” instructions on their proxy cards. LookSmart stockholders who hold shares beneficially in street name may be permitted to vote by accessing the web site, if any, specified on the voting instruction form provided by their brokerage firm, bank or other nominee. Please check the voting instruction form for Internet voting availability.

Telephone — Stockholders of record of LookSmart common stock who live in the United States or Canada may submit proxies by following the “Telephone Voting” instructions on their proxy cards. LookSmart stockholders who hold shares beneficially in street name and live in the United States or Canada may be permitted to vote by phone by calling the number, if any, specified on the voting instruction form provided by their brokerage firm, bank or other nominee. Please check the voting instruction form for telephone voting availability.

Mail — Stockholders of record of LookSmart common stock may submit proxies by completing, signing and dating the proxy card included with this Proxy Statement and mailing it in the accompanying pre-addressed envelope. LookSmart stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction form provided by their brokers, trustees or nominees and mailing it in the accompanying pre-addressed envelope.

Revoking Your Proxy

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of LookSmart in writing before the Special Meeting that you have revoked your proxy; or

•	voting in person at the Special Meeting.

If you hold your shares through a broker or other custodian, you will need to contact them to revoke your proxy.

Voting in Person

If you plan to attend the Special Meeting and wish to vote in person, we will give you a ballot at the meeting. If you are the beneficial owner as of the Record Date of shares held in “street name” through a broker and wish to vote in person at the Special Meeting, tell your broker that you are planning to attend the Special Meeting and would like a legal proxy signed by the record holder of your shares. You will need to bring the signed legal proxy with you to the meeting and valid picture identification such as a driver’s license or passport in addition to documentation indicating share ownership. Please note that if you are the beneficial owner of shares held in street name and you request a proxy signed by the record holder of your shares, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

Tabulation

Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of election appointed for the Special Meeting. The inspector of election will determine whether or not a quorum is present at the Special Meeting.

Holders of CDIs

Holders of CDIs have a right to direct CHESS Depositary Nominees Pty Ltd. how it should vote with respect to the proposals described in this proxy statement. Holders of CDIs must provide their duly executed directions, via the enclosed proxy card, to CHESS at                                  by                     am/pm, on                     , 2005.

Proxy Solicitation and Expenses

We are making this proxy solicitation by and on behalf of the Board of Directors. The entire expense of preparing, assembling, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by us. Georgeson Shareholder Communications, Inc. will distribute proxy materials by mail to record owners in the United States and will request brokerage firms, banks and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date. We will pay Georgeson Shareholder Communications, Inc. an amount of approximately $6,500 for its proxy solicitation services. In addition, we will reimburse all expenses of Georgeson Shareholder Communications, Inc., brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners of our common stock and CDIs. Proxies may also be solicited personally, by telephone, electronic mail or by facsimile transmission by officers, directors, and regular employees of LookSmart, none of whom will receive additional compensation for assisting with the solicitation. Your cooperation in promptly voting your shares by submitting a proxy pursuant to one of the methods described in this proxy statement and the enclosed proxy card or, if applicable, voting instruction form will help to avoid additional expense.

Delivery of Proxy Materials to Households

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, we, as well as brokers with account holders who are LookSmart stockholders may be “householding” our proxy materials. In that case, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker or us that they or we will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and, if applicable, annual report, please notify your broker and direct your written request to LookSmart Investor Relations, 625 Second Street, San Francisco, CA 94107, or by calling (415) 348-7000.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL NO. 1

APPROVAL OF A SERIES OF AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK, AT THE DISCRETION OF OUR BOARD OF DIRECTORS, WHEREBY EACH OUTSTANDING THREE, FIVE OR SEVEN SHARES OF OUR COMMON STOCK WOULD BE COMBINED INTO AND BECOME ONE SHARE OF OUR COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, AS PERMITTED UNDER SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW.

General

The board of directors has unanimously adopted a resolution approving, subject to approval by our stockholders, the Proposed Amendments to our Restated Certificate of Incorporation, to effect a reverse stock split of our common stock, at the discretion of the board of directors. Under the Proposed Amendments, each outstanding three, five or seven shares of common stock would be combined into and become one share of common stock. The effectiveness of one of the Proposed Amendments and the abandonment of the other Proposed Amendments, or the abandonment of all of the Proposed Amendments, will be determined by the board of directors in its discretion following the Special Meeting. If the Proposed Amendments are approved by stockholders and the board of directors determines to effect a reverse stock split by filing one of the Proposed Amendments with the Secretary of State of the State of Delaware, all other Proposed Amendments will be abandoned. Approval of the Proposed Amendments will authorize the board of directors in its discretion to effect a reverse stock split prior to our 2006 annual meeting of stockholders in any of the following ratios: 1:3, 1:5 or 1:7, or to not effect any reverse stock split. The actual timing for implementation, if any, of the reverse stock split will be determined by the board. We currently anticipate that if the reverse stock split is approved by stockholders at the Special Meeting, such reverse stock split would be implemented on the date of the Special Meeting or as soon as practicable thereafter, subject to our Board’s final determination of the split ratio and subject to compliance with applicable ASX rules, which we currently expect to take approximately one week following the Special Meeting. If the reverse stock split is not implemented before our 2006 annual meeting of stockholders, the Proposed Amendments will be deemed abandoned, without any further effect. In that case, the board of directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable.

Purpose of the Reverse Stock Split

The principal reason for the reverse stock split is to increase the per share trading price of our common stock which could help to ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement for continued listing on the Nasdaq National Market, although there can be no assurance that the trading price of our common stock would be maintained at such level or that we will be able to maintain the listing of our common stock on the Nasdaq National Market. If stockholders do not approve the reverse stock split or if the board of directors decides not to effect the reverse stock split, and the trading price of our common does not otherwise increase to and remain greater than $1.00 per share, we believe it is likely that our common stock will be delisted from the Nasdaq National Market as described below.

Our common stock has traded on Nasdaq National Market since our initial public offering in 1999. In order to continue trading on the Nasdaq National Market, we must satisfy the continued listing requirements for that market. The Nasdaq National Market requires a minimum bid price of $1.00 per share for continued listing. On September 13, 2005, the closing price per share for our common stock as reported on the Nasdaq National Market was $0.91. We have until October 12, 2005 to regain compliance with this minimum bid price rule. We may regain compliance with the minimum bid price rule if, at any time before October 12, 2005, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten consecutive trading days, although the Nasdaq Stock Market may, in its discretion, require that we maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that we have demonstrated the ability to maintain long-term compliance. If we cannot demonstrate compliance with the minimum bid price rule by October 12, 2005, the Nasdaq staff will provide written notification that our common stock will be delisted, and at that time we may appeal the staff’s determination to a Listing Qualifications Panel. Alternatively, we may apply to transfer our common stock to the Nasdaq SmallCap Market if we continue to satisfy the requirements for initial inclusion on the Nasdaq SmallCap Market, other than the minimum bid price requirement, and, if the application is approved, we will be afforded the remainder of the Nasdaq SmallCap Market’s additional 180-day compliance period to regain compliance with the $1.00 per share minimum bid price rule while on the Nasdaq SmallCap Market. We currently anticipate that if we receive written notification that our common stock will be delisted on or after October 12, 2005, and at such time the reverse stock split has not been effected, we will seek to appeal the staff’s determination to a Listing Qualifications Panel. If such an appeal is granted, the delisting of our common stock from The Nasdaq National Market will be stayed pending a determination by such Listing Qualifications Panel.

The board of directors believes that the delisting of our common stock from the Nasdaq National Market, even if it were listed and traded on the Nasdaq SmallCap Market, would likely result in decreased liquidity. Companies trading on the Nasdaq SmallCap Market cannot avail themselves of federal preemption of state securities laws, also called “blue sky” laws, and such companies’ securities must generally be registered or exempt in each applicable state. In addition, common stock that is traded on the Nasdaq SmallCap Market is ineligible for margin loans. As a result of the loss of these market efficiencies associated with the Nasdaq National Market, the board of directors believes that the listing of our common stock on the Nasdaq SmallCap Market would likely result in decreased liquidity, thereby increasing the volatility of the trading price, of our common stock, a loss of current or future coverage by certain analysts and a diminution of institutional investor interest. The board also believes that such delisting could also cause a loss of confidence of corporate partners, customers and our employees, which could harm our business and future prospects.

If our common stock were delisted from the Nasdaq National Market and we were unable to obtain or maintain listing on the Nasdaq SmallCap Market, our common stock would likely still qualify to trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The board believes that in this event, stockholders would likely find it more difficult to obtain accurate quotations as to the price of our common stock, the liquidity of our stock would likely be further reduced, making it difficult for stockholders to buy or sell our stock at competitive market prices or at all, and support from institutional investors and/or market makers that currently buy and sell our stock would likely decline further, possibly resulting in a further decrease in the trading price of our common stock.

In evaluating whether or not to authorize the reverse stock split, in addition to the considerations described above, the board of directors also took into account various negative factors associated with a reverse stock split. These factors include: the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.

The board of directors considered these factors, and the potential harm of being delisted from the Nasdaq National Market. The board determined that continued listing on the Nasdaq National Market is in the best interest of LookSmart and its stockholders, and that a reverse stock split is necessary to attempt to maintain the listing of our common stock on the Nasdaq National Market. The board believes that stockholder approval of the Proposed Amendments which authorizes the board to effect a reverse stock split at one of three split ratios (1:3, 1:5 or 1:7), as opposed to approval of a reverse stock at a single specified split ratio, provides the board with increased flexibility to achieve the principal purpose of the reverse stock split as described above while also seeking to minimize to the extent consistent with this purpose the possible decreased liquidity which may result from a reduction in the number of outstanding shares. In determining the reverse split ratio, the board will consider numerous factors, including the historical and projected performance of our common stock, our projected performance, prevailing market and industry conditions and general economic trends, and will place emphasis on the expected closing price of our common stock over the short and longer period following the effectiveness of the reverse stock split with a view to enabling us to meet, for the foreseeable future, the Nasdaq National Market’s minimum bid price requirement for continued listing. As noted above, even if stockholders approve the reverse stock split, we reserve the right not to effect the reverse stock split if our board of directors does not deem it to be in the best interests of LookSmart and its stockholders.

In addition, in determining to authorize the reverse split, the board considered that a sustained higher per share price of our common stock, which may result from the reverse stock split, might heighten the interest of the financial community in us and potentially broaden the pool of investors that may consider investing in us, possibly increasing the trading volume and liquidity of our common stock or helping to mitigate any decrease in such trading volume and liquidity which might result from the reverse stock split. As a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. The board believes that, to the extent that the price per share of our common stock remains at a higher per share price as a result of the reverse stock split, some of these concerns may be ameliorated. However, as noted above, there can be no assurance that the price of our common stock would remain above $1.00 per share after the reverse stock split.

The board of directors also believes that a higher per share market price for our common stock may help us attract and retain employees. Our board believes that some potential employees are less likely to work for a company with a low stock price, especially below $1.00 per share, regardless of the company’s market capitalization. However, again, there can be no assurance as to the market prices for our common stock after the reverse stock split or that increased market prices for our common stock will in fact enhance our ability to attract and retain employees.

There also can be no assurance that, after the reverse stock split, we would be able to maintain the listing of our common stock on the Nasdaq National Market, or obtain or maintain the listing of our common stock on the Nasdaq SmallCap Market if we were unable to maintain our listing on the Nasdaq National Market. The Nasdaq National Market maintains several other continued listing requirements currently applicable to the listing of our common stock, including a minimum stockholders’ equity of $10 million, a minimum of 750,000 publicly held shares, a minimum market value of publicly held shares of $5 million, a minimum of 400 stockholders holding 100 shares or more (including stockholders holding shares in “street name”), a minimum of two market makers and compliance with Nasdaq’s corporate governance rules. The Nasdaq SmallCap Market also maintains initial listing requirements, as well as listing requirements, in addition to the minimum $1.00 per share bid price, for continued listing. While the Company is currently in compliance with these requirements of the Nasdaq National Market and would currently be in compliance with the analogous non-bid price requirements of the Nasdaq SmallCap Market, we cannot assure you that we will be able to maintain compliance with all of these requirements or the minimum bid price requirement.

Stockholders should recognize that if a reverse split is effected, they will own a smaller number of shares than they currently own (approximately equal to the number of shares owned immediately prior to the reverse stock split divided by three, five or seven, depending on which split ratio is implemented and after giving effect to the cash payments in lieu of fractional shares described above). While we expect that the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If a reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of our stockholders who own odd lots (less than 100 shares).

Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as potentially greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

Principal Effects of the Reverse Stock Split

Number of Shares of Common Stock and Corporate Matters

The reverse stock split would have the following effects on our common stock and securities convertible into or exercisable for shares of our common stock:

•	each three, five or seven shares of our common stock, depending on the reverse split ratio determined by our board of directors, owned by a stockholder immediately prior to the reverse split would become one share of common stock after the reverse split;

•	the number of shares of our common stock issued and outstanding would be reduced from approximately 113.9 million shares to approximately 38 million, 22.8 million or 16.3 million shares, depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively;

•	all outstanding but unexercised options entitling the holders thereof to purchase shares of our common stock will enable such holders to purchase, upon exercise of their options, one-third, one-fifth or one-seventh (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively) of the number of shares of our common stock that such holders would have been able to purchase upon exercise of their options immediately preceding the reverse stock split, with any fractional interests resulting from the reverse stock split rounded to the next whole share (with a fractional interest of up to 0.49 being rounded down and a fractional interest of 0.5 or above being rounded up), at an exercise price equal to three, five or seven times, respectively, the exercise price specified before the reverse stock split rounded to the nearest cent (with a fractional interest of up to $0.0049 being rounded down and a fractional interest of $0.005 or above being rounded up), resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split;

•	the number of shares of common stock reserved for issuance (including the maximum number of shares that may be subject to options) under our 1998 Stock Plan and 1999 Employee Stock Purchase Plan, the WiseNut, Inc. 1999 Stock Incentive Plan, and the Zeal Media, Inc. 1999 Stock Plan (collectively, the “Plans”) will be reduced to one-third, one-fifth or one-seventh (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively) of the number of shares currently included in such plans with any fractional interests resulting from the reverse stock split rounded to the next whole share (with a fractional interest of up to 0.49 being rounded down and a fractional interest of 0.5 or above being rounded up);

•	each three, five or seven, of our Chess Depository Interests (CDIs) registered for trading on the Australian Stock Exchange would become one CDI, depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively, with any fractional interest being rounded up to the next whole share, provided, that the CDIs will continue to be freely exchangeable with shares of common stock at a ratio of 1:1 after the reverse split; and

•	the number of CDIs issued and outstanding, and the number of shares of our common stock that will be issuable in exchange by CDI holders of CDIs, would be reduced from approximately 12 million to approximately 4 million, 2.4 million or 1.7 million, depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7.

Upon effectiveness of the reverse stock split, the number of authorized shares of our common stock that are not issued and outstanding would increase from approximately 86.1 million shares to approximately 162 million, 177.2 million or 183.7 million shares, depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively. We will continue to have a total of 200 million authorized shares of Common Stock and 5 million authorized but unissued shares of preferred stock.

As a summary and for illustrative purposes only, the following table shows approximately the effect on our common stock of the three potential reverse stock splits, based on 113,853,274 shares of common stock issued and outstanding as of the close of business on September 12, 2005 and assuming the reverse stock split became effective at the close of business on September 12, 2005:

	Prior to Reverse Stock Split	After Reverse Stock Split
		1-for-3	1-for-5	1-for-7
Authorized	200,000,000	200,000,000	200,000,000	200,000,000
Issued and outstanding common stock	113,853,274	37,951,091	22,770,654	16,264,753
Available for future issuance	86,146,726	162,048,909	177,229,346	183,735,247

After completion of the reverse stock split (assuming the reverse stock became effective at the close of business on the Record Date), we would have approximately 162 million, 177.2 million or 183.7 million shares of authorized but unissued shares of common stock, of which an aggregate of approximately 13.6 million, 8.2 million or 5.8 million, would be reserved for issuance pursuant to the Plans, depending on whether the split ratio determined by the board of directors was 1:3, 1:5 or 1:7, respectively. The authorized and unissued and unreserved shares would be available from time to time for corporate purposes including raising additional capital, acquisitions of companies or assets, for strategic transactions, including a sale of all or a portion of the Company, and sales of stock or securities convertible into common stock. We currently have no plan, arrangement or agreement to issue shares of our common stock for any purpose, except for the issuance of shares of common stock pursuant to our stock option and employee stock purchase plans. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

The reverse stock split will affect all of our stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common stock issued and outstanding pursuant to the reverse stock split will remain fully paid and non-assessable. So long as there are more than 300 stockholders of record, we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. However, due to the magnitude of the reverse stock split, it may also have the effect of increasing the possibility of terminating these reporting requirements if the number of record holders of our common stock substantially decreases thereafter.

Cash Payment in Lieu of Fractional Shares

We will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold of record immediately prior to the effective time of the reverse stock split a number of shares not evenly divisible by three, five or seven (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively), will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported in The Wall Street Journal, during the ten consecutive trading days ending on the trading day immediately prior to the date on which the reverse stock split becomes effective as described below in the first paragraph under “Procedure for Effecting Reverse Stock Split and Exchange of Certificates.” If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of our common stock on such days (as adjusted to reflect the reverse stock split) or other price determined by the board of directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the total amount of stockholders’ equity on our balance sheet. However, because the par value of our common stock will remain unchanged, the components that make up total stockholders’ equity will change by offsetting amounts. As a result of the reverse stock split, the stated capital component will be reduced to an amount approximately equal to one-third, one-fifth or one-seventh of its present amount (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively), after giving effect to the cash payments in lieu of fractional shares described above, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net loss and net book value per share of our common stock will be increased as a result of the reverse stock split because there will be fewer shares of our common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the reverse stock split.

Potential Anti-Takeover Effects

If the Proposed Amendments are approved by our stockholders and the reverse stock split is implemented, the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of our board of directors, including a transaction that may be favored by a majority of our stockholders or in which our stockholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our board of directors could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of our board of directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in our board or such a transaction. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in response to any effort of which we are aware to accumulate the shares of our common stock or obtain control of us, nor is it part of a plan by our management to recommend a series of similar amendments to our board of directors and stockholders.

Our board of directors does not intend to use the reverse stock split as a part of or first step in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If our stockholders approve the Proposed Amendments and the board of directors determines that a reverse stock split continues to be in the best interests of the Company and its stockholders, the board will determine the split ratio (1:3, 1:5 or 1:7) to be implemented, and we will file the Proposed Amendment reflecting that ratio with the Secretary of State of the State of Delaware. The reverse stock split will become effective as of 5:00 p.m. eastern time on the date of such filing, which time on such date will be referred to as the “effective time.” Except as described above on page 8 under “Cash Payment in Lieu of Fractional Shares,” at the effective time, each three, five or seven shares (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively) of common stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of common stock, and each certificate which, immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

Our transfer agent, Mellon Investor Services, will act as exchange agent for purposes of implementing the exchange of stock certificates, and is referred to as the “exchange agent.” As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. Stockholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Even if the stockholders approve a reverse stock split, the Company reserves the right not to effect the reverse stock split if in the opinion of the board of directors it would not be in the best interests of the Company and its stockholders.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the reverse stock split, and the Company will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.

Exchange Pursuant to Reverse Stock Split

No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

Cash in Lieu of Fractional Shares

A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if the holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR

OF PROPOSAL NO. 1

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of September 12, 2005 except as otherwise noted, by:

•	each “named executive officer” (our chief executive officer and Damian Smith, our former interim Chief Executive Officer and Jason Kellerman, our former Chief Executive Officer, and Joan Dauria and Brian Goler, each of whom would have been one of our four most highly compensated executive officers at December 31, 2004 had he or she still been an employee of the Company at that time);

•	each of our directors;

•	each person who is known by us to beneficially own more than five percent of our common stock; and

•	all of our executive officers and directors as a group.

This information is based upon information contained in filings with the Securities and Exchange Commission or information received from or on behalf of the individuals or entities named below. Unless otherwise indicated below, the address of the persons listed is c/o LookSmart, Ltd., 625 Second Street, San Francisco, 94107. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished or otherwise available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 113,853,274 shares of common stock outstanding as of September 12, 2005.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 12, 2005 were deemed to be outstanding. We did not deem such shares to be outstanding, however, for the purpose of computing the percentage ownership of any other person. Asterisks indicate beneficial ownership of less than one percent.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent Beneficially Owned
Five Percent Shareholders
Tracey Ellery(2) P.O. Box 617 North Melbourne, Victoria Australia 3051	13,119,211	11.5%
Evan Thornley(3) P.O. Box 617 North Melbourne, Victoria Australia 3051	13,119,211	11.5
Barclays Global Investors, NA(4) 45 Fremont Street San Francisco, CA 94105	10,384,115	9.1
S Squared Technology LLC(5) 515 Madison Avenue New York, NY 10022	6,750,400	5.9

Named Executive Officers and Directors
Anthony Castagna	386,966	*
Joan Dauria(6)	—	—
Teresa A. Dial	443,799	*
Brian Goler(7)	3,150	*
David B. Hills	541,666	*
Jason Kellerman(8)	22,692	*
William B. Lonergan	403,125	*
Anthony Mamone(9)	15,000	*
Mark Sanders	179,185	*
Damian Smith(10)	10,000	*
Edward F. West	235,913	*
Gary A. Wetsel	80,555	*
Timothy Wright	4,722	*
All directors and executive officers as a group (13 persons)(11)	2,463,576	2.1

*	Less than 1%
(1)	Reflects the number of shares issuable upon the exercise of options exercisable within 60 days of September 12, 2005, for each of the named executive officers and directors is shown below:

Anthony Castagna	386,966
Teresa A. Dial	443,799
David B. Hills	541,666
William Lonergan	403,125
Mark Sanders	179,185
Edward West	235,913
Gary Wetsel	55,555
Timothy Wright	4,722

(2)	Includes 6,484,605 shares held by Evan Thornley, Ms. Ellery’s spouse, and 150,000 shares held in a managed account for the benefit of Ms. Ellery and Mr. Thornley. This information is based solely on information set forth in a Form 4 dated April 11, 2005 filed by Ms. Ellery with the Securities and Exchange Commission.
(3)	Includes 6,484,606 shares held by Tracey Ellery, Mr. Thornley’s spouse, and 150,000 shares held in a managed account for the benefit of Ms. Ellery and Mr. Thornley. This information is based solely on information set forth in a Form 4 dated April 11, 2005 filed by Mr. Thornley with the Securities and Exchange Commission.
(4)	This information is based solely on information as of December 31, 2004, as set forth in a Schedule 13G dated February 14, 2005, filed by Barclays Global Investors, NA with the Securities and Exchange Commission. According to the Schedule 13G, the reporting person has sole voting power with respect to 9,527,976 shares and sole dispositive power with respect to all of the listed shares.
(5)	This information is based solely on information for the quarter ended June 30, 2005, set forth in a Form 13F as filed by S Squared Technology, LLC with the Securities and Exchange Commission.
(6)	This information is based solely on information provided by Ms. Dauria as of March 14, 2005. Ms. Dauria, our former Vice President, Human Resources, was not serving as an executive officer as of December 31, 2004.
(7)	This information is based solely on information provided by Mr. Goler as of March 14, 2005. Mr. Goler, our former Senior Vice President, Product, was not serving as an executive officer as of December 31, 2004.
(8)	This information is based solely on information provided by Mr. Kellerman as of January 2004. Mr. Kellerman, our former Chief Executive Officer, was not serving as an executive officer as of December 31, 2004.
(9)	This information is based solely on information provided by Mr. Mamone as of November 2004. Mr. Mamone, our former Senior Vice President, Sales, served as an executive officer until October 2004.
(10)	This information is based solely on information provided by Mr. Smith as of March 15, 2005. Mr. Smith, our former interim Chief Executive Officer, was not serving as an executive officer as of December 31, 2004.
(11)	Please see footnote (1). Also includes 2,000 shares of Common Stock owned by the spouse of Michael Grubb, our Senior Vice President, Technology and Chief Technology Officer, 750 shares of Common Stock owned by Deborah Richman, our Senior Vice President, Consumer Products and 184,895 shares issuable upon the exercise of options exercisable within 60 days of September 12, 2005, for each executive shown below:

Michael Grubb	172,395
Deborah Richman	6,250
Bryan Everett	6,250

OTHER MATTERS

The board of directors knows of no other items of business to be brought before the special meeting other than as described above. If any other matters are properly brought before the Special Meeting, the enclosed proxy card or voting instruction form, as well as proxies submitted over the Internet or by telephone, give discretionary authority to the persons named as proxies to vote the shares represented by the proxy in their discretion.

STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be included in our proxy statement and presented at our 2006 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) must be submitted in accordance with Rule 14a-8 to the attention of our General Counsel at 625 Second Street, San Francisco, California 94107 for receipt no later than January 2, 2006.

In addition, our Bylaws establish an advance notice procedure for stockholder proposals (other than those submitted pursuant to Rule 14a-8), including nominations for the election of directors. In accordance therewith, stockholder proposals (containing certain information specified in the bylaws) must be delivered to our executive office no later than January 2, 2006. However, our Bylaws also provide that that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, notice must be provided within a reasonable time before the solicitation is made.

APPENDIX A-1

FORM OF CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

LOOKSMART, LTD.

David Hills and Stacey Giamalis hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of LookSmart, Ltd., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of the State of Delaware on July 19, 1996, under the name of NetGet, Ltd.

2. Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each three shares of the Corporation’s common stock, par value $.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Common Stock, subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Common Stock, as reported in The Wall Street Journal (as adjusted for the reverse stock split effected hereby), during the ten consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors).

3. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation on this          day of             , [    ].

David Hills, President

Stacey Giamalis, Secretary

APPENDIX A-2

FORM OF CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

LOOKSMART, LTD.

David Hills and Stacey Giamalis hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of LookSmart, Ltd., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of the State of Delaware on July 19, 1996, under the name of NetGet, Ltd.

2. Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each five shares of the Corporation’s common stock, par value $.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Common Stock, subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Common Stock, as reported in The Wall Street Journal (as adjusted for the reverse stock split effected hereby), during the ten consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors).

3. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation on this          day of             , [    ].

David Hills, President

Stacey Giamalis, Secretary

APPENDIX A-3

FORM OF CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

LOOKSMART, LTD.

David Hills and Stacey Giamalis hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of LookSmart, Ltd., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of the State of Delaware on July 19, 1996, under the name of NetGet, Ltd.

2. Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each seven shares of the Corporation’s common stock, par value $.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Common Stock, subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Common Stock, as reported in The Wall Street Journal (as adjusted for the reverse stock split effected hereby), during the ten consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors).

3. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation on this day          of             , [    ].

David Hills, President

Stacey Giamalis, Secretary

LOOKSMART, LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of LookSmart, Ltd., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, each dated             , 2005, and hereby appoints David Hills and Stacey Giamalis, and each of them individually, each with full power of substitution, as attorney, agent and proxy to represent the undersigned at the Special Meeting of Stockholders (the “Special Meeting”) of the Company to be held at the Company’s corporate headquarters located at 625 Second Street, San Francisco, California, 94107 at              a.m. local time on             ,             , 2005, or at any adjournment thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Special Meeting in the manner set forth below.

The Board of Directors unanimously recommends your vote FOR all matters set forth below.

1.	APPROVE a series of amendments to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at the discretion of our board of directors, whereby each outstanding three, five or seven shares of our common stock would be combined into and become one share of our common stock (the “Proposed Amendments”); with the effectiveness of one of such Proposed Amendments and the abandonment of the other Proposed Amendments, or the abandonment of all of the Proposed Amendments, to be determined by our board of directors in its discretion following the Special Meeting, as permitted under Section 242(c) of the Delaware General Corporation Law.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side.

INSTRUCTIONS FOR VOTING YOUR PROXY

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE [1-800-      -      ], 24 hours a day, 7 days a week. Have your proxy card ready and then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on             , 2005.

INTERNET VOTING

Visit the Internet voting website at http://proxy.georgeson.com. Have your proxy card ready and then follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on             , 2005.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the reply envelope enclosed.

COMPANY NUMBER	CONTROL NUMBER
[ ]	[ ]

If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE.

Continued from reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE PROPOSED AMENDMENTS AS SET FORTH IN PROPOSAL (1) AND WILL CONFER THE AUTHORITY SET FORTH IN PARAGRAPH 2.

Dated:	, 2005

(signature of stockholder)

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, Trustee or guardian, please give title. Each joint owner is requested to sign. If a corporation, partnership or other entity, please sign by an authorized officer or partner.

Whether or not you plan to attend the Special Meeting, please complete, date, sign and return this proxy in the envelope provided.